UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 19, 2021
BRICKELL BIOTECH, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-21088	93-0948554
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5777 Central Avenue
Suite 102
Boulder, CO 80301
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 505-4755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BBI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.
On July 19, 2021, Brickell Biotech, Inc. (the “Company”) entered into an amended and restated underwriting agreement (as amended, the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), pursuant to which the Company issued and sold, in an underwritten public offering (the “Public Offering”), 11,290,323 shares (the “Base Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In addition, the Underwriter fully exercised its option to purchase 1,693,548 additional shares of Common Stock (the “Option Shares,” and together with the Base Shares, the “Shares”). The offering price to the public in the Public Offering was $0.62 per Share, and the Underwriter agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $0.5828 per Share, representing an underwriting discount of six percent (6.0%).
The Shares were issued pursuant to the Company’s registration statement on Form S-3 (File No. 333-254037) previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on March 17, 2021. A preliminary prospectus supplement and prospectus supplement relating to the offering have been filed with the Commission.
A copy of the legal opinion and consent of Faegre Drinker Biddle & Reath LLP relating to the validity of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.
On July 22, 2021, the Public Offering closed, resulting in net proceeds to the Company of approximately $7.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.
The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Underwriting Agreement, the Company and its directors and officers agreed, for a period of 45 days, subject to certain exceptions, not to offer, sell, pledge or otherwise dispose of the Common Stock and other of the Company’s securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock, without the prior written consent of the Underwriter.
The foregoing summary of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01. Other Events.
On July 19, 2021, the Company issued a press release announcing the initial pricing of the Public Offering. Later on July 19, 2021, the Company issued a press release announcing the subsequent upsizing of the Public Offering. On July 22, 2021, the Company issued a press release announcing the closing of the Public Offering. Copies of these press releases are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

1.1	Amended and Restated Underwriting Agreement, dated July 19, 2021, by and between Brickell Biotech, Inc. and H.C. Wainwright & Co., LLC

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5.1)

99.1	Press release issued by Brickell Biotech, Inc. on July 19, 2021

99.2	Press release issued by Brickell Biotech, Inc. on July 19, 2021

99.3	Press release issued by Brickell Biotech, Inc. on July 22, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2021	Brickell Biotech, Inc.

	By:	/s/ Robert B. Brown
	Name:	Robert B. Brown
	Title:	Chief Executive Officer